Exhibit 10.35

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) is made at Seattle, Washington as of July 12, 2005, by and between Dendreon Corporation, 3005 First Avenue, Seattle, Washington 98121 (“Dendreon”) and Martin A. Simonetti (“Consultant”).

WHEREAS, Consultant and Dendreon entered into an Executive Employment Agreement dated October 8, 2004 (the Employment Agreement”);

WHEREAS, Consultant’s employment with Dendreon will voluntarily terminate on July 31, 2005 (which date shall constitute both the Termination Date under the Employment Agreement and the Effective Date under this Agreement); and

WHEREAS, Dendreon desires to secure the services and the availability of Consultant to provide information, analysis and other services as described below (the “Services”);

NOW, THEREFORE, Dendreon and Consultant agree as follows:

1. Services. Consultant shall provide the Services when and as reasonably requested by Dendreon during the term of this Agreement. The specific time required and the dates of performance of the Services shall be mutually agreed upon by Consultant and Dendreon. The Services shall include but will not be limited to assistance with the transition of Consultant’s prior responsibilities, including accounting operations, Corporate communications, information technology and strategic planning.

2. Compensation and Payment. Dendreon shall pay Consultant a fee for Services equal to his current base salary of $23,857.09 per month for a period of three (3) months. In addition, Dendreon agrees to pay for continuation of health benefits in effect on the Effective Date and timely elected by Consultant under COBRA for a period of three months. Consultant will not be reimbursed for any out-of-pocket expenses unless the type and amount of the expense(s) have been approved by Dendreon in advance. Consultant shall be available to provide a maximum of one hundred sixty (160) hours of Service per month.

3. Effect on Options. The parties agree that Consultant’s rendering of Services while this Agreement is in effect shall delay commencement of the three-month maximum exercise period applicable (upon termination of “continuous service”) to the options granted to Consultant under the 2000 Equity Incentive Plan and the 2002 Broad Based Equity Incentive Plan (the “Plans”) and shall constitute Consultant’s continuous service under the Plans for such purpose; provided, however, that options granted to Consultant under the Plans that are unvested as of the date of termination of Consultant’s employment with Dendreon shall cease vesting as of such date and shall not continue vesting during the term of this Agreement or thereafter.

4. Term and Termination.

4.1 Term. This Agreement shall commence on the Effective Date and shall continue for a period of three (3) months.

4.2 Effect of Termination. Upon expiration or any termination of this Agreement, (i) Consultant’s continuous service under the Plans shall be deemed to have terminated with regard to the purpose set forth in Section 3 above; and (ii) neither Consultant nor Dendreon shall have any further obligations under this Agreement, except that any obligations and liabilities accrued through the date of expiration or termination and the provisions of Sections 6, 8, 10 and 11 shall survive expiration or termination.

5. Project Representative. Mitchell H. Gold, M.D., shall be Dendreon’s project representative and shall have primary responsibility for directing and overseeing the services provided by Consultant.

6. Independent Contractor. Consultant shall provide the Services under this Agreement as an independent contractor and not as an employee of Dendreon. Consultant shall be responsible for payment of all taxes due on fees that are paid to him for the Services. Consultant is not and shall not be the agent or representative of Dendreon for any purpose under this Agreement and shall not have the power to bind Dendreon, unless specifically authorized to be and/or do so in particular circumstances.

7. No License. This Agreement does not and shall not be construed to grant or operate to grant Consultant any license or other right to any patent, trademark, copyright or other intellectual property of Dendreon.

8. Confidentiality.

8.1 Confidential Information. Consultant acknowledges that Dendreon may provide Consultant with information that is nonpublic or proprietary to Dendreon, including information relating to employees, job descriptions and compensation, methods, techniques and processes, and technical and scientific data, unpublished findings, biological material, know-how, specifications, patent applications, algorithms, programs, designs, drawings, and formulae, and engineering, manufacturing, marketing, financial and business plans and data (“Confidential Information”). Confidential Information does not include information that: (i) is or later becomes available to the public through no breach of this Agreement by the Consultant; (ii) is obtained by Consultant from a third party without a restriction on use or disclosure; (iii) was in the rightful possession of Consultant, without a restriction on use or disclosure, prior to receipt of the information from Dendreon; or (iv) is required to be disclosed in response to a valid order from a judicial or administrative authority. Consultant will notify Dendreon promptly of any subpoena or court order requesting Confidential Information.

8.2 Use and Disclosure of Information. All Confidential Information shall remain the property of Dendreon. Consultant agrees that he will not, without Dendreon’s prior written authorization, disclose Confidential Information to any third party and that he shall use Confidential Information only for the purpose of providing the Services. Consultant shall take all reasonable precautions to prevent unauthorized disclosure of any Confidential Information. Consultant additionally acknowledges that Consultant and/or Dendreon may receive information from third parties subject to a duty on Dendreon’s part to maintain the confidentiality of such information and to use it only for certain limited purposes (“Third Party Information”). Consultant agrees that he will hold Third Party Information in the strictest confidence and will not disclose it to anyone or use it for any purpose other than performance of the Services, unless expressly authorized in writing by Dendreon.

8.3 Return of Information; Survival. Upon expiration of this Agreement, and in any case upon Dendreon’s request, Consultant shall promptly return to Dendreon all Confidential Information and Third-Party Information (along with any and all copies of each) in written, electronic or other form that is in the possession or control of Consultant. Consultant’s obligations under this Agreement with respect to Confidential Information and Third-Party Information shall survive the expiration of this Agreement without limit as to time.

9. No Conflicts. Consultant represents and warrants that he is not a party to any agreement or business relationship that conflicts with the terms of this Agreement or that adversely affects Consultant’s ability to perform the Services for Dendreon. Further, Consultant agrees that he will not enter into any such agreement or business relationship during the term of this Agreement.

10. Assignment of Developments. For purposes of this Section 10, “Developments” means designs, conceptions, innovations, compositions of matter, genetic and biological materials, methods, algorithms, discoveries, formulae, processes, trade secrets, know-how, inventions, systems, methods, improvements, ideas, works of authorship or copyrightable works. Consultant hereby assigns and agrees to assign to Dendreon or its designee all of his right, title and interest in and to all Developments conceived, made or reduced to practice in the course of providing Services under this Agreement. To the extent any Development is copyrightable, it is a work made for hire. Consultant shall promptly and fully disclose, by written notice to Dendreon, any Developments conceived, made or reduced to practice by Consultant or by Consultant working with others, in the course of Consultant’s provision of Services under this Agreement. During and after the term of this Agreement, Consultant agrees to cooperate fully in obtaining patent, copyright, or other proprietary protection for such Developments, all in the name of Dendreon and at its expense, and shall execute and deliver all requested applications, assignments and other documents, and shall take such other measures as Dendreon shall reasonably request in order to perfect and enforce Dendreon’s rights in such Developments.

11. Cooperation. Consultant agrees to cooperate with Dendreon, including its attorneys and accountants, in connection with any potential or actual litigation, or other real or potential disputes, which directly or indirectly involves Dendreon. Consultant agrees to appear as a witness and be available to attend depositions, consultations or meetings regarding litigation or potential litigation as requested by Dendreon. Dendreon acknowledges that these efforts, if necessary, will impose on Consultant’s time. If Consultant’s services are required after October 31, 2005, Consultant agrees to provide such services subject to the negotiation of a mutually acceptable fee. Dendreon also agrees to reimburse Consultant for any out-of-pocket expenditures actually and reasonably incurred in connection with the performance of services contemplated by this subsection. It is expressly understood by the parties that any compensation paid by Dendreon to Consultant under this subsection shall be in exchange for consultant’s time and is not intended or understood to be dependent upon the character or content of any information that consultant discloses in good faith in any such proceedings, meetings or consultations.

12. Notices. Any written notice required under this Agreement shall be given by reputable overnight courier, or by first class mail, registered or certified with return receipt requested, at the respective addresses set forth below, or by personal delivery, and shall be effective on the date of actual receipt or the date on which delivery is refused, as the case may be:

Dendreon:	General Counsel
Dendreon Corporation
3005 First Avenue
Seattle, Washington 98121

Consultant:	Martin A. Simonetti
6926 SE 34th Street
Mercer Island, WA 98040

13. Severability. If any provisions, or any portion of any provision, contained in this Agreement is determined to be invalid under any statute or rule of law, then it shall, to that extent alone, be deemed omitted, and the remainder of this Agreement shall remain in full force and effect.

14. Governing Law. This Agreement shall be construed and interpreted in accordance with and governed by the laws of the State of Washington, without giving effect to conflict of law considerations.

15. Assignment. This Agreement and the rights and obligations hereunder may not be assigned by either Dendreon or Consultant without the other party’s prior written consent and shall be binding upon and shall inure to the benefit of the parties and their respective successors, permitted assigns and legal representatives.

16. Waiver and Modification. Waiver by either party of any default by the other party shall not be deemed a waiver of any other default. No provision of this Agreement shall be deemed waived, amended or modified by either party, unless such waiver, amendment or modification is in writing and signed by authorized representatives of both parties.

17. Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any third party unless such third party is a successor or permitted assign.

18. Complete Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes all prior or contemporaneous agreements, understandings, proposals and communications, oral or written, regarding such subject matter. For the purpose of clarity, both the Employee Confidentiality Agreement dated January 1, 1999, the Employment Agreement, the Indemnity Agreement and the Release Agreement between Consultant and Dendreon shall continue in full force and neither such agreement shall be integrated or otherwise affected by this section or by any other provision of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

Martin A. Simonetti	DENDREON CORPORATION

/s/ Martin Simonetti	By:	/s/ Mitchell H. Gold
Date: July 12, 2005	Name:	Mitchell H. Gold
	Title:	President & CEO
	Date:	July 12, 2005